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              CONSENT AND INDEPENDENT AUDITORS' REPORT ON SCHEDULE



The Board of Directors of


CKS Group, Inc.:



     The audits referred to in our report dated December 15, 1995, except as to
Note 5 which is as of December 20, 1995, included the related financial statement schedule as of November 30, 1995, and for each of the years in the three-year period ended November 30, 1995, included in this registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



     We consent to the use of our reports dated December 15, 1995, except as to
Note 5 which is as of December 20, 1995, included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.



                                          KPMG PEAT MARWICK LLP



San Jose, California


May 23, 1996


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